Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GALECTO, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Galecto, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY:

1.    That the name of this corporation is Galecto, Inc., and that this corporation was originally incorporated pursuant to the DGCL on October 16, 2019 under the name Galecto, Inc.

2.    That the Board of Directors (the “Board”) duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to file this amended and restated Certificate of Incorporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST: The name of this corporation is Galecto, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 8,269,593 of Common Stock, $0.00001 par value per share (the “Common Stock”) and (ii) 7,177,242 shares of Preferred Stock, $0.00001 par value per share (the “Preferred Stock”), of which (a) 100,740 shares are hereby designated as Series B-1 Preferred Stock, $0.00001 par value per share (the “Series B-1 Preferred Stock”); (b) 63,332 shares are hereby designated as Series B-2 Preferred Stock, $0.00001 par value per share (the “Series B-2 Preferred Stock”); (c) 253,332 shares are hereby designated as Series B-3 Preferred Stock, $0.00001 par value per share (“Series B-3 Preferred Stock”); (d) 266,664 shares are hereby designated as Series B-4 Preferred Stock, $0.00001 par value per share (the “Series B-4 Preferred Stock”, and collectively with the Series B-1 Preferred Stock, Series B-2 Preferred Stock and Series B-3 Preferred Stock, the “Series B Preferred Stock”); (e) 688,408 shares are hereby designated as Series C-1 Preferred Stock, $0.00001 par value per share (the “Series C-1 Preferred Stock”);

(f) 1,284,795 shares are hereby designated as Series C-2 Preferred Stock, $0.00001 par value per share (the “Series C-2 Preferred Stock”); (g) 610,098 shares are hereby designated as Series C-3 Preferred Stock, $0.00001 par value per share (the “Series C-3 Preferred Stock”); (h) 1,199,143 shares are hereby designated as Series C-4 Preferred Stock, $0.00001 par value per share (the “Series C-4 Preferred Stock”); (i) 342,612 shares are hereby designated as Series C-5 Preferred Stock, $0.00001 par value per share (the “Series C-5 Preferred Stock”, and collectively with the Series C-1 Preferred Stock, Series C-2 Preferred Stock, Series C-3 Preferred Stock and Series C-4 Preferred Stock, the “Series C Preferred Stock”); and (j) 2,368,118 shares are hereby designated as Series D Preferred Stock, $0.00001 par value per share (the “Series D Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.    COMMON STOCK

1.    General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2.    Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (this “Certificate”) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate or pursuant to the DGCL. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Certificate) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3.    Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board and subject to any preferential dividend rights of any then outstanding Preferred Stock. No dividend shall be paid on any share of Common Stock (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) unless all accrued and unpaid dividends on the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock provided for in Part B of this Article Fourth (including any dividends which have been added to the Series B-1 Accrued Value, Series B-2 Accrued Value, Series B-3 Accrued Value, Series B-4 Accrued Value, Series C-1 Accrued Value, Series C-2 Accrued Value, Series C-4 Accrued Value, Series C-5 Accrued Value or Series D Accrued Value), have been paid in full.

B.    PREFERRED STOCK

The following rights, preferences, powers, privileges and restrictions, qualifications and limitations shall apply to the Preferred Stock. Unless otherwise indicated, references to “sections” or “subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.

1.    Special Definitions. For purposes of this Section B, the following definitions shall apply:

1.1    The “Applicable Accrued Value” shall mean, (i) with respect to the Series B-1 Preferred Stock, the Series B-1 Accrued Value, (ii) with respect to the Series B-2 Preferred Stock, the Series B-2 Accrued Value, (iii) with respect to the Series B-3 Preferred Stock, the Series B-3 Accrued Value, (iv) with respect to the Series B-4 Preferred Stock, the Series B-4 Accrued Value, (v) with respect to the Series C-1 Preferred Stock, the Series C-1 Accrued Value, (vi) with respect to the Series C-2 Preferred Stock, the Series C-2 Accrued Value, (vii) with respect to the Series C-3 Preferred Stock, the Series C-3 Accrued Value, (viii) with respect to the Series C-4 Preferred Stock, the Series C-4 Accrued Value, (ix) with respect to the Series C-5 Preferred Stock, the Series C-5 Accrued Value and (x) with respect to the Series D Preferred Stock, the Series D Accrued Value.

1.2    The “Applicable Issuance Date” shall mean (i) with respect to the Series B-1 Preferred Stock, the Series B-1 Deemed Issuance Date, (ii) with respect to the Series B-2 Preferred Stock, the Series B-2 Deemed Issuance Date, (iii) with respect to the Series B-3 Preferred Stock, the Series B-3 Deemed Issuance Date, (iv) with respect to the Series B-4 Preferred Stock, the Series B-4 Deemed Issuance Date, (v) with respect to the Series C-1 Preferred Stock, the Series C-1 Deemed Issuance Date, (vi) with respect to the Series C-2 Preferred Stock, the Series C-2 Deemed Issuance Date, (vii) with respect to the Series C-3 Preferred Stock, the Series C-3 Issuance Date, (viii) with respect to the Series C-4 Preferred Stock, the Series C-4 Issuance Date, (ix) with respect to the Series C-5 Preferred Stock, the Series C-5 Issuance Date and (x) with respect to the Series D Preferred Stock, the Series D Issuance Date.

1.2.1    The “Series B-1 Deemed Issuance Date” shall mean September 30, 2012.

1.2.2    The “Series B-2 Deemed Issuance Date” shall mean October 14, 2012.

1.2.3    The “Series B-3 Deemed Issuance Date” shall mean February 15, 2013.

1.2.4    The “Series B-4 Deemed Issuance Date” shall mean October 4, 2013.

1.2.5    The “Series C-1 Deemed Issuance Date” shall mean October 22, 2018.

1.2.6    The “Series C-2 Deemed Issuance Date” shall mean October 25, 2018.

1.2.7    The “Series C-3 Issuance Date” shall mean January 30, 2020.

1.2.8    The “Series C-4 Issuance Date” shall mean January 30, 2020.

1.2.9    The “Series C-5 Issuance Date” shall mean January 30, 2020.

1.2.10    The “Series D Issuance Date” shall mean, with respect to a share of Series D Preferred Stock, the date on which such share of Series D Preferred Stock was first issued.

1.3    The “Applicable Series D Liquidation Amount” shall mean, with respect to the Series D Preferred Stock, the Series D Accrued Value.

1.4    The “Applicable Series C Liquidation Amount” shall mean (i) with respect to the Series C-1 Preferred Stock, the Series C-1 Accrued Value, (ii) with respect to the Series C-2 Preferred Stock, the Series C-2 Accrued Value, (iii) with respect to the Series C-3 Preferred Stock, the Series C-3 Accrued Value, (iv) with respect to the Series C-4 Preferred Stock, the Series C-4 Accrued Value and (v) with respect to the Series C-5 Preferred Stock, the Series C-5 Accrued Value.

1.5    The “Applicable Series B Liquidation Amount” shall mean (i) with respect to the Series B-1 Preferred Stock, the Series B-1 Accrued Value, (ii) with respect to the Series B-2 Preferred Stock, the Series B-2 Accrued Value, (iii) with respect to the Series B-3 Preferred Stock, the Series B-3 Accrued Value and (iv) with respect to the Series B-4 Preferred Stock, the Series B-4 Accrued Value.

1.6    The “Series B-1 Accrued Value” shall mean, with respect to each share of Series B-1 Preferred Stock, the sum, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B-1 Preferred Stock, of (i) the Series B-1 Original Issue Price plus (ii) on each Compounding Date following the Series B-1 Deemed Issuance Date an amount equal to any dividends on the Series B-1 Preferred Stock which have accrued on any Compounding Date following the Series B-1 Deemed Issuance Date that have not been paid on or prior to such date.

1.7    The “Series B-2 Accrued Value” shall mean, with respect to each share of Series B-2 Preferred Stock, the sum, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B-2 Preferred Stock, of (i) the Series B-2 Original Issue Price plus (ii) on each Compounding Date following the Series B-2 Deemed Issuance Date an amount equal to any dividends on the Series B-2 Preferred Stock which have accrued on any Compounding Date following the Series B-2 Deemed Issuance Date that have not been paid on or prior to such date.

1.8    The “Series B-3 Accrued Value” shall mean, with respect to each share of Series B-3 Preferred Stock, the sum, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B-3 Preferred Stock, of (i) the Series B-3 Original Issue Price plus (ii) on each Compounding Date following the Series B-3 Deemed Issuance Date an amount equal to any dividends on the Series B-3 Preferred Stock which have accrued on any Compounding Date following the Series B-3 Deemed Issuance Date that have not been paid on or prior to such date.

1.9    The “Series B-4 Accrued Value” shall mean, with respect to each share of Series B-4 Preferred Stock, the sum, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B-4 Preferred Stock, of (i) the Series B-4 Original Issue Price plus (ii) on each Compounding Date following the Series B-4 Deemed Issuance Date an amount equal to any dividends on the Series B-4 Preferred Stock which have accrued on any Compounding Date following the Series B-4 Deemed Issuance Date that have not been paid on or prior to such date.

1.10    The “Series C-1 Accrued Value” shall mean, with respect to each share of Series C-1 Preferred Stock, the sum, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C-1 Preferred Stock, of (i) the Series C-1 Original Issue Price plus (ii) on each Compounding Date following the Series C-1 Deemed Issuance Date an amount equal to any dividends on the Series C-1 Preferred Stock which have accrued on any Compounding Date following the Series C-1 Deemed Issuance Date that have not been paid on or prior to such date.

1.11    The “Series C-2 Accrued Value” shall mean, with respect to each share of Series C-2 Preferred Stock, the sum, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C-2 Preferred Stock, of (i) the Series C-2 Original Issue Price plus (ii) on each Compounding Date following the Series C-2 Deemed Issuance Date an amount equal to any dividends on the Series C-2 Preferred Stock which have accrued on any Compounding Date following the Series C-2 Deemed Issuance Date that have not been paid on or prior to such date.

1.12    The “Series C-3 Accrued Value” shall mean, with respect to each share of Series C-3 Preferred Stock, the sum, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C-3 Preferred Stock, of (i) the Series C-3 Original Issue Price plus (ii) on each Compounding Date following the Series C-3 Issuance Date an amount equal to any dividends on the Series C-3 Preferred Stock which have accrued on any Compounding Date following the Series C-3 Issuance Date that have not been paid on or prior to such date.

1.13    The “Series C-4 Accrued Value” shall mean, with respect to each share of Series C-4 Preferred Stock, the sum, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C-4 Preferred Stock, of (i) the Series C-4 Original Issue Price plus (ii) on each Compounding Date following the Series C-4 Issuance Date an amount equal to any dividends on the Series C-4 Preferred Stock which have accrued on any Compounding Date following the Series C-4 Issuance Date that have not been paid on or prior to such date.

1.14    The “Series C-5 Accrued Value” shall mean, with respect to each share of Series C-4 Preferred Stock, the sum, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C-5 Preferred Stock, of (i) the Series C-5 Original Issue Price plus (ii) on each Compounding Date following the Series C-5 Issuance Date an amount equal to any dividends on the Series C-5 Preferred Stock which have accrued on any Compounding Date following the Series C-5 Issuance Date that have not been paid on or prior to such date.

1.15    The “Series D Accrued Value” shall mean, with respect to each share of Series D Preferred Stock, the sum, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series D Preferred Stock, of (i) the Series D Original Issue Price plus (ii) on each Compounding Date following the Series D Issuance Date an amount equal to any dividends on the Series D Preferred Stock which have accrued on any Compounding Date following the Series D Issuance Date that have not been paid on or prior to such date.

1.16    The “Series B-1 Original Issue Price” shall mean $10.60 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B-1 Preferred Stock.

1.17    The “Series B-2 Original Issue Price” shall mean $12.72 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B-2 Preferred Stock.

1.18    The “Series B-3 Original Issue Price” shall mean $12.72 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B-3 Preferred Stock.

1.19    The “Series B-4 Original Issue Price” shall mean $15.91 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B-4 Preferred Stock.

1.20    The “Series C-1 Original Issue Price” shall mean $20.72 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C-1 Preferred Stock.

1.21    The “Series C-2 Original Issue Price” shall mean $25.90 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C-2 Preferred Stock.

1.22    The “Series C-3 Original Issue Price” shall mean $25.61 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C-3 Preferred Stock.

1.23    The “Series C-4 Original Issue Price” shall mean $25.73 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C-4 Preferred Stock.

1.24    The “Series C-5 Original Issue Price” shall mean $25.73 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C-5 Preferred Stock.

1.25    The “Series D Original Issue Price” shall mean $27.11 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series D Preferred Stock.

2.    Dividends. The holders of Series C-1 Preferred Stock, Series C-2 Preferred Stock, Series C-3 Preferred Stock, Series C-4 Preferred Stock, Series C-5 Preferred Stock and Series D Preferred Stock shall be entitled to receive cumulative dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (other than dividends on Common Stock payable solely in Common Stock) at the rate of eight percent (8%) of the Applicable Accrued Value (as defined below) per share per annum on each outstanding share of such Preferred Stock, respectively (the “Series C/D Preferred Dividend”), payable only when, as and if declared by the Board or, if earlier, upon a Deemed Liquidation Event or redemption of the Series C-1 Preferred Stock, Series C-2 Preferred Stock, Series C-3 Preferred Stock, Series C-4 Preferred Stock, Series C-5 Preferred Stock and Series D Preferred Stock in connection therewith. Only after the Corporation has paid in full the Series C/D Preferred Dividend, the holders of the Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series B-3 Preferred Stock and Series B-4 Preferred Stock shall be entitled to receive cumulative dividends, out of assets legally available therefor, prior and in preference to any declaration or payment of any dividend (other than dividends on Common Stock payable solely in Common Stock and the Series C/D Preferred Dividend) at the rate of eight percent (8%) of the Applicable Accrued Value per share per annum on each outstanding share of such Preferred Stock, respectively, (the “Series B Preferred Dividend”), in each case, payable only when, as and if declared by the Board or, if earlier, upon a Deemed Liquidation Event or redemption of the Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series B-3 Preferred Stock and Series B-4 Preferred Stock in connection therewith. Dividends on the Preferred Stock shall accrue daily from and after the date of the Applicable Issuance Date of such share, but shall compound annually on a 365 day basis on each December 31st (the “Compounding Date”) following the Applicable Issuance Date of such share, whether or not earned or declared, and whether or not there are earnings or profits, surplus or other funds or assets of the Corporation legally available for the payment of dividends. If any accrued dividends have not been paid on or prior to the Compounding Date in any calendar year following the Applicable Issuance Date, the amount of such accrued dividend shall be added to the Applicable Accrued Value, as provided in the definition thereof.

3.    Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

3.1    Preferential Payments to Holders of Series C and Series D Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the holders of shares of Series C-1 Preferred Stock, Series C-2 Preferred Stock, Series C-3 Preferred Stock, Series C-4 Preferred Stock, Series C-5 Preferred Stock and Series D Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders or, in the case of a Deemed Liquidation Event (as defined below), out of the consideration payable to stockholders in such Deemed Liquidation Event or the Available Proceeds (as defined below), as applicable, before any payment shall be made to the holders of Common Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series B-3 Preferred Stock and Series B-4 Preferred Stock by reason of their ownership thereof, an amount per share of Series C Preferred Stock equal to the Applicable

Series C Liquidation Amount and an amount per share of Series D Preferred Stock equal to the Applicable Series D Liquidation Amount. If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series C Preferred Stock and Series D Preferred Stock the full amount to which they shall be entitled under this Subsection 3.1, the holders of shares of Series C Preferred Stock and Series D Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

3.2    Preferential Payments to Holders of Series B Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of all amounts pursuant to Subsection 3.1, the holders of shares of Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series B-3 Preferred Stock and Series B-4 Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders or, in the case of a Deemed Liquidation Event (as defined below), out of the consideration payable to stockholders in such Deemed Liquidation Event or the Available Proceeds (as defined below), before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the Applicable Series B Liquidation Amount. If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock the full amount to which they shall be entitled under this Subsection 3.2, the holders of shares of Series B Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

3.3    Distribution of Remaining Assets. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment in full of all amounts required to be paid to the holders of shares of each series of Preferred Stock pursuant to Subsection 3.1 and Subsection 3.2, the remaining assets of the Corporation available for distribution to its stockholders or, in the case of a Deemed Liquidation Event, the consideration not payable to the holders of shares of each series of Preferred Stock pursuant to Subsection 3.1 and Subsection 3.2 or the remaining Available Proceeds, as the case may be, shall be distributed among the holders of the shares of Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of this Certificate immediately prior to such liquidation, dissolution or winding up of the Corporation. The aggregate amount which a holder of a share of any series of Preferred Stock is entitled to receive under Subsection 3.1 and Subsection 3.2 is hereinafter referred to as the “Aggregate Liquidation Amount.”

3.4    Deemed Liquidation Events.

3.4.1    Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least sixty percent (60%) of the outstanding shares of Preferred Stock, including at least one Series C Major Investor, one Series B Major Investor and one Series D Major Investor (in each case, as defined in the Investors’ Rights Agreement (as defined below)), for so long as any such investor qualifies as a Major Investor pursuant to the terms of the Investors’ Rights Agreement (the “Requisite Holders”) elect otherwise by written notice sent to the Corporation at least 14 days prior to the effective date of any such event:

(a)     a merger or consolidation in which

(i)	the Corporation is a constituent party or

(ii)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(b)    any transaction or series of related transactions in which the Corporation is a constituent party in which a majority of the Corporation’s voting power is transferred (other than a transaction or series of related transactions (i) solely for bona fide equity financing purposes in which cash is received by the Corporation or any successor, in which indebtedness of the Corporation is cancelled or converted or in which both cash is received and indebtedness is cancelled or converted or (ii) in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of share in the Corporation held by such holders prior to such transaction or series of related transactions, a majority of the total voting power representing by the outstanding voting series or the Corporation of other surviving or resulting entity (or if the Corporation or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such transaction, its parent)); or

(c)    (1) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or (2) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

3.4.2    Effecting a Deemed Liquidation Event.

(a)    The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 3.4.1(a)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation in such Deemed Liquidation Event shall be paid to the holders of capital stock of the Corporation in accordance with Subsections 3.1 through 3.3.

(b)    In the event of a Deemed Liquidation Event referred to in Subsection 3.4.1(a)(ii) or 3.4.1(c), if the Corporation does not effect a dissolution of the Corporation under the DGCL within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause; (ii) to require the redemption of such shares of Preferred Stock, and (iii) if the Requisite Holders so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Deemed Liquidation Event, to redeem all outstanding shares of Preferred Stock at a price per share equal to the Applicable Series B Liquidation Amount, the Applicable Series C Liquidation Amount or the Applicable Series D Liquidation Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, (i) if the Available Proceeds are not sufficient to redeem all outstanding shares of Series C Preferred Stock and Series D Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s shares of Series C Preferred Stock and/or Series D Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of such shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor, and (ii) if, after redemption in full of the Series C Preferred Stock and Series D Preferred Stock, the Available Proceeds are not sufficient to redeem all outstanding shares of Series B Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s shares of Series B Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of such shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. Prior to the distribution or redemption provided for in this Subsection 3.4.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business. If the Corporation is required by the provisions this Subsection 3.4.2(b) to redeem shares, the redemption shall occur in accordance with the provisions of Subsections 3.4.2(b), 3.4.2(b)(i), 3.4.2(b)(ii) and 3.4.2(b)(iii). The date upon which any such redemption is required to be effected pursuant to this Subsection 3.4.2(b) shall be the “DLE Redemption Date”.

(i)

The Corporation shall send written notice of any redemption pursuant to this Subsection 3.4.2 (the “DLE Redemption Notice”) to each holder of record of Preferred Stock as required by Subsection 3.4.2(b). Each DLE Redemption Notice shall state:

(1)    the number of shares held by the holder that the Corporation shall redeem on the DLE Redemption Date specified in the DLE Redemption Notice (which number shall not be less than the number of shares the Corporation is then required to redeem);

(2)    the DLE Redemption Date and the redemption price; and

(3)    that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.

(ii)

On or before the applicable DLE Redemption Date, each holder of shares to be redeemed on such DLE Redemption Date, shall, if the shares are certificated, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the DLE Redemption Notice, and thereupon the redemption price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares represented by a certificate are redeemed, a new certificate (or notice of issuance) representing the unredeemed shares shall promptly be issued to such holder.

(iii)

If the DLE Redemption Notice shall have been duly given, and if on the applicable DLE Redemption Date the redemption price payable upon redemption of the shares to be redeemed on such DLE Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the shares so called for redemption shall not have been surrendered, dividends with respect to such shares shall cease to accrue after such DLE Redemption Date and all rights with respect to such shares shall forthwith after the DLE Redemption Date terminate, except only the right of the holders to receive the redemption price without interest upon surrender of their certificate or certificates therefor. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred.

3.4.3    Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities to be paid or distributed to such holders pursuant to such Deemed Liquidation Event. The value of such property, rights or securities shall be determined in good faith by the Board.

3.4.4    Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event pursuant to Subsection 3.4.1(a)(i) or Subsection 3.4.1(b), if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Merger Agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 3.1 through 3.3 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 3.1 through 3.3 after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Subsection 3.4.4, consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

4.    Voting.

4.1    General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of this Certificate, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class and on an as-converted to Common Stock basis.

4.2    Election of Directors. At any time when shares of Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock) are outstanding, the holders of record of the shares of Preferred Stock, exclusively and as a separate class, shall be entitled to elect nine (9) directors of the Corporation (the “Preferred Directors”). Any Preferred Director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the Preferred Stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Preferred Stock fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Subsection 4.2, then any directorship not so filled shall remain vacant until such time as the holders of the Preferred Stock elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Subsection 4.2, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection 4.2. The rights of the holders of the Preferred Stock under the first sentence of this Subsection 4.2 shall terminate on the first date following the Series D Original Issue Date (as defined below) on which there are issued and outstanding less than 300,000 shares of Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock).

4.3    Preferred Stock Protective Provisions. At any time when shares of Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation, recapitalization, reclassification or otherwise, do any of the following without (in addition to any other vote required by law or this Certificate) the written consent or affirmative vote of the Requisite Holders given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect.

4.3.1    liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Deemed Liquidation Event, or consent to any of the foregoing;

4.3.2    amend, alter, waive or repeal any provision of this Certificate or the bylaws of the Corporation (the “Bylaws”);

4.3.3    create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to the Series D Preferred Stock, Series C Preferred Stock and the Series B Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption, or increase the authorized number of shares of Preferred Stock or increase the authorized number of shares of any additional class or series of capital stock of the Corporation;

4.3.4    (i) reclassify, alter or amend any existing security of the Corporation that is pari passu with the Series D Preferred Stock and Series C Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series D Preferred Stock, Series C Preferred Stock and Series B Preferred Stock in respect of any such right, preference, or privilege or (ii) reclassify, alter or amend any existing security of the Corporation that is junior to the Series D Preferred Stock, Series C Preferred Stock and Series B Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series D Preferred Stock, Series C Preferred Stock and Series B Preferred Stock in respect of any such right, preference or privilege;

4.3.5    purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Preferred Stock as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof;

4.3.6    create, or authorize the creation of, or issue, or authorize the issuance of any debt security or create any lien or security interest (except for purchase money liens or statutory liens of landlords, mechanics, materialmen, workmen, warehousemen and other similar persons arising or incurred in the ordinary course of business) or incur other indebtedness for borrowed money, including but not limited to obligations and contingent obligations under guarantees, or permit any subsidiary to take any such action with respect to any debt security lien, security interest or other indebtedness for borrowed money other than (i) equipment leases, bank lines of credit or trade payables incurred in the ordinary course or (ii) if such debt security has received the prior approval of the Board;

4.3.7    create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Corporation, or permit any subsidiary to create, or authorize the creation of, or issue or obligate itself to issue, any shares of any class or series of capital stock, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary, in each case unless in connection with a Qualified IPO;

4.3.8    authorize the Corporation’s first underwritten public offering of its Common Stock under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (an “IPO”);

4.3.9    authorize, approve, adopt or amend a plan, agreement or arrangement, or group thereof, for the issuance of securities to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries that issues or reserves more than 976,854 shares of Common Stock in the aggregate (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock); or

4.3.10    increase or decrease the authorized number of directors constituting the Board of Directors.

5.    Optional Conversion.

The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

5.1    Right to Convert.

5.1.1    Conversion Ratio. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by (i) in the case of the Series B-1 Preferred Stock, dividing the Series B-1 Original Issue Price by the Series B-1 Conversion Price (as defined below) in effect at the time of conversion, (ii) in the case of the Series B-2 Preferred Stock, dividing the Series B-2 Original Issue Price by the Series B-2 Conversion Price (as defined below) in effect at the time of conversion, (iii) in the case of the Series B-3 Preferred Stock, dividing the Series B-3 Original Issue Price by the Series B-3 Conversion Price (as defined below) in effect at the time of conversion, (iv) in the case of the Series B-4 Preferred Stock, dividing the Series B-4 Original Issue Price by the Series B-4 Conversion Price (as defined below) in effect at the time of conversion, (v) in the case of the Series C-1 Preferred Stock, dividing the Series C-1 Original Issue Price by the Series C-1 Conversion Price (as defined below) in effect at the time of conversion, (vi) in the case of the Series C-2 Preferred Stock, dividing the Series C-2 Original Issue Price by the Series C-2 Conversion Price (as defined below) in effect at the time of conversion, (vii) in the case of the Series C-3 Preferred Stock, dividing the Series C-3 Original Issue Price by the Series C-3 Conversion Price (as defined below) in effect at the time of conversion, (viii) in the case of the Series C-4 Preferred Stock, dividing the Series C-4 Original Issue Price by the Series C-4 Conversion Price (as defined below) in effect at the time of conversion, (ix) in the case of the Series C-5 Preferred Stock, dividing the Series C-5 Original Issue Price by the Series C-5 Conversion Price (as defined below) in effect at the time of conversion and (x) in the case of the Series D Preferred Stock, dividing the Series D Original Issue Price by the Series D Conversion Price (as defined below) in effect at the time of conversion. The “Series B-1 Conversion Price” shall initially be equal to the Series B-1 Original Issue Price, “Series B-2 Conversion Price” shall initially be equal to the Series B-2 Original Issue Price, the “Series B-3 Conversion Price” shall initially be equal to the Series B-3 Original Issue Price, the “Series B-4 Conversion Price” shall initially be equal to the Series B-4 Original Issue Price, the “Series C-1 Conversion Price” shall initially be equal to the Series C-1 Original Issue Price, “Series C-2 Conversion Price” shall initially be equal to the Series C-2 Original Issue Price, “Series C-3 Conversion Price” shall initially be equal to the Series C-3 Original Issue Price, the “Series C-4 Conversion Price” shall initially be equal to the Series C-4 Original Issue Price, the “Series C-5 Conversion Price” shall initially be equal to the Series C-5 Original Issue Price and the “Series D Conversion Price” shall initially be equal to the Series D Original Issue Price. The “Applicable Conversion Price” shall mean, (i) with respect to the Series B-1 Preferred Stock, the Series B-1 Conversion Price, (ii) with respect to the Series B-2 Preferred Stock, the Series B-2 Conversion Price, (iii) with respect to the Series B-3 Preferred Stock, the Series B-3 Conversion Price, (iv) with respect to the Series B-4 Preferred Stock, the Series B-4 Conversion Price, (v) with respect to the Series C-1 Preferred Stock, the Series C-1 Conversion Price, (vi) with respect to the Series C-2 Preferred Stock, the Series C-2 Conversion Price, (vii) with respect to the Series C-3 Preferred Stock, the Series C-3 Conversion Price, (viii) with respect to the Series C-4 Preferred Stock, the Series C-4 Conversion Price, (ix) with respect to the Series C-5 Preferred Stock, the Series C-5 Conversion Price and (x) with respect to the Series D Preferred Stock, the Series D Conversion Price.

5.1.2    Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock.

5.2    Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

5.3    Mechanics of Conversion.

5.3.1    Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall (a) provide written notice to the Corporation’s transfer agent at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such holder elects to convert all or any number of such holder’s shares of Preferred Stock and, if applicable, any event on which such conversion is contingent and (b), if such holder’s shares are certificated, surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time (i) issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Subsection 5.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Preferred Stock converted.

5.3.2    Reservation of Shares. The Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate. Before taking any action which would cause an adjustment reducing the Applicable Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Applicable Conversion Price.

5.3.3    Effect of Conversion. All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 5.2 and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

5.3.4    No Further Adjustment. Upon any such conversion, no adjustment to the Applicable Conversion Price shall be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

5.3.5    Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 5. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

5.4    Adjustments to Applicable Conversion Price for Diluting Issues.

5.4.1    Special Definitions. For purposes of this Article Fourth, the following definitions shall apply:

(a)    “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(b)    “Original Issue Date” shall mean the date on which the first share of Series D Preferred Stock was issued.

(c)    “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock but excluding Options.

(d)    “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 5.4.3 below, deemed to be issued) by the Corporation after the Original Issue Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i)	shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Preferred Stock;

(ii)	shares of Series D Preferred Stock issued pursuant to the Series D Preferred Stock Purchase Agreement;

(iii)	shares of Common Stock issued in connection with an IPO or Qualified IPO (as defined below);

(iv)

shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 5.5, 5.6, 5.7 or 5.8;

(v)

shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board;

(vi)

shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(vii)	shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors,

pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board; or

(viii)

shares of Common Stock, Options or Convertible Securities issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board;

(ix)

shares of Common Stock, Options or Convertible Securities issued as acquisition consideration pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided that such issuances are approved by the Board; or

(x)

shares of Common Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board.

5.4.2    No Adjustment of Applicable Conversion Price. No adjustment in the Applicable Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the Requisite Holders agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

5.4.3    Deemed Issue of Additional Shares of Common Stock.

(a)    If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b)    If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Applicable Conversion Price pursuant to the terms of Subsection 5.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Applicable Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Applicable Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Applicable Conversion Price to an amount which exceeds the lower of (i) the Applicable Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Applicable Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c)    If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Applicable Conversion Price pursuant to the terms of Subsection 5.4.4 (either because the consideration per share (determined pursuant to Subsection 5.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Applicable Conversion Price then in effect, or because such Option or Convertible Security was issued before the Original Issue Date), are revised after the Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 5.4.3(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d)    Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Applicable Conversion Price pursuant to the terms of Subsection 5.4.4, the Applicable Conversion Price shall be readjusted to such Applicable Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e)    If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Applicable Conversion Price provided for in this Subsection 5.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 5.4.3). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Applicable Conversion Price that would result under the terms of this Subsection 5.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Applicable Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

5.4.4    Adjustment of Applicable Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 5.4.3), without consideration or for a consideration per share less than the Applicable Conversion Price applicable to any series of Preferred Stock in effect immediately prior to such issuance or deemed issuance, then the Applicable Conversion Price applicable to such series shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(a)    “CP2” shall mean the Applicable Conversion Price in effect immediately after such issuance or deemed issuance of Additional Shares of Common Stock;

(b)    “CP1” shall mean the Applicable Conversion Price in effect immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock;

(c)    “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon the exercise of Options outstanding immediately prior to such issuance or deemed issuance or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issuance or deemed issuance);

(d)    “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued or deemed issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(e)    “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

5.4.5    Determination of Consideration. For purposes of this Subsection 5.4, the consideration received by the Corporation for the issuance or deemed issuance of any Additional Shares of Common Stock shall be computed as follows:

(a)    Cash and Property: Such consideration shall:

(i)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and

(iii)

in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board.

(b)    Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 5.4.3, relating to Options and Convertible Securities, shall be determined by dividing:

(i)

The total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)

the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

5.4.6    Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Applicable Conversion Price pursuant to the terms of Subsection 5.4.4, then, upon the final such issuance, the Applicable Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

5.5    Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Applicable Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Applicable Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Subsection 5.5 shall become effective at the close of business on the date the subdivision or combination becomes effective.

5.6    Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Applicable Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Applicable Conversion Price then in effect by a fraction:

(1)    the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)    the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Applicable Conversion Price shall be adjusted pursuant to this Subsection 5.6 as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

5.7    Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

5.8    Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 3.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 5.4, 5.6 or 5.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 5 with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments of the Applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock.

5.9    Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Applicable Conversion Price pursuant to this Section 5, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Applicable Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Preferred Stock.

5.10    Notice of Record Date. In the event:

(a)    the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b)    of any capital reorganization of the Corporation, any reclassification of the Common Stock, or any Deemed Liquidation Event; or

(c)    of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

6.    Mandatory Conversion.

6.1    Trigger Events. Upon either (a) the closing of the sale of shares of Common Stock to the public at a price of at least $35.24 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $75,000,000 of gross proceeds to the Corporation and in connection with such offering the Common Stock is listed for trading on the Nasdaq Stock Market’s National Market, the New York Stock Exchange or another exchange or marketplace approved by the Board (a “Qualified IPO”) or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the Requisite Holders, which consent shall not be unreasonably withheld, conditioned or delayed (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), then (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate as calculated pursuant to Subsection 5.1.1 and (ii) such shares may not be reissued by the Corporation.

6.2    Procedural Requirements. All holders of record of shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 6. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to Subsection 6.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 6.2. As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and (b) pay cash as provided in Subsection 5.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

6A.    Special Mandatory Cancellation.

6A.1.    Trigger Event. In the event that any holder of shares of Common Stock (including shares issuable upon the conversion of Preferred Stock) becomes an Indemnifying Party (as defined in the Purchase Agreement and Plan of Merger, dated as of December 4, 2019, by and among the Corporation and the other parties thereto (as amended and in effect, the “Purchase Agreement”)) and it is finally determined that such holder is required to provide indemnity as an Indemnifying Party in accordance with the terms and conditions of the Purchase Agreement, then a number of shares of Common Stock held by such Indemnifying Party to satisfy such Indemnifying Party’s indemnity obligations under the Purchase Agreement as determined in accordance with the Purchase Agreement shall automatically, and without any further action on the part of such holder, be cancelled and retired and such shares shall not be reissued, sold or transferred. For purposes of determining the number of shares of Common Stock owned by a holder, all shares of Common Stock held by Affiliates (as defined below) of such holder shall be aggregated with such holder’s shares (provided that no shares or securities shall be attributed to more than one entity or person within any such group of affiliated entities or persons). Such cancellation is referred to as a “Special Mandatory Cancellation.” Effective upon the Special Mandatory Cancellation, such holder shall forfeit all contractual rights that were associated with such holder’s Common Stock that are forfeited pursuant to such cancellation, including any Board or observer rights and such holder’s capacity as a Series B Major Investor or Series C Major Investor.

6A.2.    Procedural Requirements. Upon a Special Mandatory Cancellation, each holder of shares of Common Stock cancelled pursuant to Subsection 6A.1 shall be sent written notice of such Special Mandatory Cancellation and the place designated for mandatory cancellation of all such shares of Common Stock pursuant to this Section 6A. Upon receipt of such notice, each holder of such shares of Common Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Common Stock cancelled pursuant to Subsection 6A.1, including the rights, if any, to receive notices and vote, will terminate at the time of the Special Mandatory Cancellation (notwithstanding the failure of the holder or holders thereof to surrender any certificates for such shares at or prior to such time).

6B.    Special Mandatory Pre-IPO Conversion.

6B.1.    Trigger Event. Upon the closing of an IPO that is not a Qualified IPO (the time of such closing is referred to herein as the “Non-Qualified IPO Closing Time”), then (A)(i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate as calculated pursuant to Subsection 5.1.1 and (ii) such shares may not be reissued by the Corporation and (B) the Corporation shall issue to the holders of Preferred Stock an aggregate number of additional shares of Common Stock equal to the Non-Qualified IPO Shortfall Amount, allocated to the holders of Preferred Stock in accordance with Sections 3.1 and 3.2 based upon the price per share of the Common Stock implied by the Non-Qualified IPO Valuation (the “Applicable Non-Qualified IPO Issuance Amount”). The “Non-Qualified IPO Shortfall Amount” shall mean a number of shares equal to (i)(x) the Aggregate Liquidation Amount divided by (y) the Non-Qualified IPO Valuation multiplied by (ii) the number of shares of Common Stock issued and outstanding as of immediately prior to the Non-Qualified IPO Closing Time on an as converted and as exercised basis. The “Aggregate Liquidation Amount” shall mean, as of immediately prior to the Non-Qualified IPO Closing Time, the sum of the (1) Series B-1 Accrued Value plus (2) Series B-2 Accrued Value plus (3) Series B-3 Accrued Value plus (4) Series B-4 Accrued Value plus (5) Series C-1 Accrued Value plus (6) Series C-2 Accrued Value plus (7) Series C-3 Accrued Value plus (8) Series C-4 Accrued Value plus (9)

Series C-5 Accrued Value plus (10) Series D Accrued Value. The “Non-Qualified IPO Valuation” shall mean the valuation of the Corporation in an IPO that is not a Qualified IPO, as estimated (as of a date as reasonably close as practicable to prior to the closing of such IPO) by the investment bank retained by the Corporation for such IPO and as accepted in good faith by the Board.

6B.2.    Procedural Requirements. All holders of record of shares of Preferred Stock shall be sent written notice of the Non-Qualified IPO Closing Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 6B. Such notice need not be sent in advance of the occurrence of the Non-Qualified IPO Closing Time. Upon receipt of such notice, each holder of shares of Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to Subsection 6B.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Non-Qualified IPO Closing Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 6B.2. As soon as practicable after the Non-Qualified IPO Closing Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and (b) pay cash as provided in Subsection 5.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

7.    Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption or acquisition.

8.    Waiver. Any of the rights, powers, preferences and other terms of the Preferred Stock set forth herein may be waived on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the Requisite Holders.

9.    Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the DGCL, and shall be deemed sent upon such mailing or electronic transmission.

FIFTH: Subject to any additional vote required by this Certificate or the Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws.

SIXTH: Subject to any additional vote required by this Certificate, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws. Each director shall be entitled to one vote on each matter presented to the Board; provided, however, that, so long as the holders of Preferred Stock are entitled to elect Directors, the affirmative vote of the Requisite Holders shall be required for the authorization by the Board of any of the matters set forth in Section 5.4 of the Amended and Restated Investors’ Rights Agreement, dated as of the date of filing of this Certificate, by and among the Corporation and the other parties thereto (as amended and in effect, the “Investors’ Rights Agreement”).

SEVENTH: Elections of directors need not be by written ballot unless the Bylaws shall so provide.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws.

NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH: To the fullest extent permitted by applicable law, the Corporation shall provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL.

Any amendment, repeal or modification of the foregoing provisions of this Article Tenth shall not (a) adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification or (b) increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

ELEVENTH: The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee, affiliate or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, the persons referred to in clauses (i) and (ii) are “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation while such Covered Person is performing services in such capacity. Any repeal or modification of this Article Eleventh will only be prospective and will not affect the rights under this Article Eleventh in effect at the time of the occurrence of any actions or omissions to act giving rise to liability. Notwithstanding anything to the contrary contained elsewhere in this Certificate, the affirmative vote of the Requisite Holders will be required to amend or repeal, or to adopt any provisions inconsistent with this Article Eleventh.

TWELFTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Certificate or the Bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article Twelfth shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Twelfth (including, without limitation, each portion of any sentence of this Article Twelfth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

THIRTEENTH: For purposes of Section 500 of the California Corporations Code (to the extent applicable), in connection with any repurchase of shares of Common Stock permitted under this Certificate from employees, officers, directors or consultants of the Corporation in connection with a termination of employment or services pursuant to agreements or arrangements approved by the Board (in addition to any other consent required under this Certificate), such repurchase may be made without regard to any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined in Section 500 of the California Corporations Code). Accordingly, for purposes of making any calculation under California Corporations Code Section 500 in connection with such repurchase, the amount of any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined therein) shall be deemed to be zero (0).

FOURTEENTH: When the terms of this Certificate refer to a specific agreement or other document or a decision by any body, person or entity to determine the meaning or operation of a provision hereof, the secretary of the Corporation shall maintain a copy of such agreement, document or decision at the principal executive offices of the Corporation and a copy thereof shall be provided free of charge to any stockholder who makes a request therefor. Unless otherwise provided in this Certificate, a reference to any specific agreement or other document shall be deemed a reference to such agreement or document as amended from time to time in accordance with the terms of such agreement or document.

*    *    *

3.    That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the DGCL.

4.    That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the DGCL.

IN WITNESS WHEREOF, this Certificate has been executed by a duly authorized officer of this corporation on this 24th day of September, 2020.

By:	/s/ Hans Schambye
Hans Schambye, Chief Executive Officer